UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 11/03/2008

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33092

Delaware	04-2825458
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 3, 2008, LeMaitre Vascular, Inc. (the “Company”), through it’s wholly-owned subsidiary, LeMaitre Vascular GmbH, entered into a Managing Director Service Agreement (the “Service Agreement”) with Peter R. Gebauer pursuant to which Mr. Gebauer will continue to serve as the Company’s President, International Operations and as Managing Director of LeMaitre Vascular GmbH. The Service Agreement was made effective as of October 1, 2008 and supersedes a prior Executive Service Agreement between the Company and Mr. Gebauer dated September 12, 2003.

Pursuant to the Service Agreement, Mr. Gebauer will receive an annual base salary of €220,000 through December 31, 2009, with such amount being pro-rated for the remaining portion of 2008, after which his compensation will be reviewed annually by the Company’s Compensation Committee. Mr. Gebauer will also be entitled to receive a cash performance bonus of up to €63,593 for 2008, and payments of an amount up to not less than €72,978 in subsequent years, upon the achievement of corporate objectives approved by the Board of Directors. Additionally, Mr. Gebauer is entitled to receive quarterly tax equalization payments with respect to his base salary and cash performance bonus in order to provide Mr. Gebauer, on an after-tax basis, with a net amount approximate to the amount he would receive were he working in Massachusetts, where the Company’s headquarters is located.

The Company may terminate Mr. Gebauer’s employment for death or “good cause”, as defined in the Service Agreement. The Company may also terminate Mr. Gebauer’s employment for any reason upon the minimum amount of prior notice required by German mandatory law, provided that the Company pay him a lump sum payment equal to 13.5 months minus the duration of the applicable notice period of Mr. Gebauer’s base salary, a lump sum payment equal to the pro rata amount of Mr. Gebauer’s annual cash performance bonus as per the day on which notice of termination is received, a tax equalization payment for all base salary and cash performance bonus received by Mr. Gebauer through the date of termination notice, and a continuation of private health insurance for a period of 7.5 months minus the duration of the applicable notice period. Additionally, upon any termination of Mr. Gebauer, the Company must reimburse Mr. Gebauer up to $74,800 of costs that Mr. Gebauer incurs in relocating back to the continental United States.

In addition, in 2008, Mr. Gebauer is to receive an additional equity award with respect to the Company’s Common Stock, vesting over a five-year period, with a fair value approximating $50,000, which equity was granted in the form of restricted stock units on September 6, 2008. In subsequent years, Mr. Gebauer will be entitled to receive equity awards with respect to the Company’s Common Stock, vesting over five-year periods, with a fair value approximating €74,745.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: November 7, 2008	By:	/s/ Aaron M. Grossman
Aaron M. Grossman
Secretary